Exhibit 2.2

AMENDMENT TO AGREEMENT AND PLAN OF MERGER

AMENDMENT (this “Amendment”), dated as of February 14, 2003, by and among OpenTV Corp., a company organized under the laws of the British Virgin Islands (“Parent”), ACTV Merger Sub, Inc., a Delaware corporation (“Merger Sub”), and ACTV, Inc., a Delaware corporation (the “Company”), to the AGREEMENT AND PLAN OF MERGER (the “Merger Agreement”), dated as of September 26, 2002, by and between Parent, Merger Sub and the Company.

WHEREAS, Parent, Merger Sub and the Company are parties to the Merger Agreement, which provides, among other things, for the merger of Merger Sub with and into the Company (the “Merger”) upon and subject to the terms and conditions contained therein;

WHEREAS, pursuant to Section 8.2 of the Merger Agreement, the Merger Agreement may be terminated, unless extended under certain circumstances as provided in the Merger Agreement, and the Merger may be abandoned at any time prior to the Effective Time (as defined in the Merger Agreement) by either Parent or the Company if the Merger shall not have been consummated by January 15, 2003 (the “Termination Date”);

WHEREAS, on January 14, 2003, pursuant to Section 8.2 of the Merger Agreement, the Company, by notice to Parent, extended the Termination Date to February 15, 2003;

WHEREAS, the parties hereto desire to amend the definition of “Termination Date” in Section 8.2 of the Merger Agreement;

WHEREAS, Section 9.5 of the Merger Agreement requires that any amendment to the Merger Agreement be in writing and signed on behalf of each of the parties; and

WHEREAS, the Boards of Directors of each of Parent, Merger Sub and the Company have approved and deemed advisable this Amendment.

NOW, THEREFORE, the parties hereto agree as follows:

1.    The Merger Agreement is hereby amended by deleting from Section 8.2(i) thereof the first reference to “January 15, 2003” and inserting in lieu thereof “June 30, 2003”.

2.    The Merger Agreement is hereby further amended by deleting from the end of Section 8.2(i) thereof the following:

“, and provided, further, that in the event that the failure of the Merger to occur on or before January 15, 2003 is the result of the failure of the conditions set forth in Sections 7.1(a), 7.1(b), 7.1(c) or 7.2(g) to be satisfied or waived prior to January 15, 2003, either Parent or the Company may extend such date to February 15, 2003 (so long as the party extending such date believes in good faith that such conditions are capable of being satisfied by such date)”

3.    Except as expressly provided in this Amendment, the Merger Agreement shall remain unchanged and in full force and effect.

4.    This Amendment and the legal relations among the parties shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflict of laws rules thereof.

5.    This Amendment may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument, and any of the parties hereto may execute this Amendment by signing any such counterpart.

IN WITNESS WHEREOF, each of the parties hereto has caused this Amendment to be executed as of the day and year first above written.

OPENTV CORP.

By:	/s/ PETER C. BOYLAN III
Name: Peter C. Boylan III
Title: Chairman

ACTV MERGER SUB, INC.

By:	/s/ PETER C. BOYLAN III
Name: Peter C. Boylan III
Title: Chairman

ACTV, INC.

By:	/s/ DAVID REESE
Name: David Reese
Title: President

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